EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-221259 and 333-238694 on Form S-8 and Registration Statement No. 333-230102 on Form S-3 of our reports dated February 24, 2021, relating to the financial statements of PRA Health Sciences, Inc. and the effectiveness of PRA Health Sciences, Inc.'s internal control over financial reporting, appearing in this Annual Report on Form 10-K of PRA Health Sciences, Inc. for the year ended December 31, 2020.

/s/ Deloitte & Touche LLP

Raleigh, North Carolina
February 24, 2021